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                         SUMMIT FAMILY RESTAURANTS INC.

                          Separation Compensation Plan

                               September 25, 1995

         1. PURPOSE. The Summit Family Restaurants Inc. Separation Compensation Plan (the "Plan") is intended to provide selected employees of Summit Family Restaurants Inc. and its subsidiaries (the "Company") with certain benefits upon their involuntary termination of employment. The Plan is meant to ease the financial hardships that may be experienced by these employees.

         2. SCOPE AND DURATION. The benefits of the Plan will be provided to employees notified of an involuntary termination of employment on or after September 25, 1995, and on or before December 31, 1995. Any and all previous plans, policies and practices of any type concerning benefits upon termination of employment are hereby terminated and superseded by the terms of the Plan.

         Upon termination of employment, an employee's eligibility for participation in the Company's benefit plans, including the:

                 (i)      COMPANY 401(K) RETIREMENT SAVINGS PLAN
                 (ii)     COMPANY MEDICAL AND DENTAL PLAN
                 (iii)    COMPANY ESOP
                 (iv)     COMPANY HEALTH CARE REIMBURSEMENT ACCOUNT

shall cease, and such employee's rights with respect to the benefits afforded by such plans shall be in accordance with the provisions of such plans or as required by the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") or paragraph 5 (C). Further, after termination of employment, an employee will not accrue vacation time, or paid holidays, nor be eligible for disability benefits, car allowances or other similar benefits normally associated with employment.

         3. SELECTION OF EMPLOYEES. The terms and conditions of the Plan are tailored to the business needs of the Company. The only employees eligible for benefits under this Plan are those employees whose work location is at the Home Office of the Company or whose work location is outside of the Home Office and the employee is at the level of district manager or above, and other employees designated by the Company, from time to time, in its sole discretion. Within the previous indicated categories of employees, the Company has sole discretion to determine whether an employee receives benefits under


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the Plan. Only an employee described below may be considered for benefits under the Plan.

                 A. Employment Termination. An employee is entitled to benefits under the Plan in the event of an involuntary termination of employment under circumstances which, in the Company's opinion and sole discretion, warrant the payment of such benefits.

                 B. Reassignment. Generally, the Company will exercise its discretion (i) to deny benefits under the Plan when an employee who is reassigned to a similar job within the same locale refuses such reassignment and, (ii) to provide benefits under the Plan when an employee who is reassigned to a similar job not within the same locale refuses such reassignment.

         In order to be eligible to receive benefits under the Plan, the Company must determine that the employee's termination of employment is in the best interest of the Company. Furthermore, and not by way of limitation, no employee terminated for cause (including unsatisfactory performance) will be eligible to receive benefits under the Plan.

         4. CONDITIONS. Eligible employees may be required to satisfy such conditions as the Company's management in its sole discretion decides are appropriate in order for an employee to obtain any benefit under the Plan. For example, and not by way of limitation, the Company's management may decide in its discretion that the business requirements of the Company require an employee to continue in employment through a specified date or until a specified project has been completed to the Company's management's satisfaction. If continued employment is necessary to satisfy the condition, an employee's performance of services during the continued employment must be satisfactory to the Company's management.

         5. BENEFITS. An employee who is eligible for benefits under the Plan, who satisfies any conditions required under Paragraph 4, above, and whose employment with the Company is involuntarily terminated on the date specified by the Company, may receive any or all of the benefits listed below following the employee's termination of employment with the Company. The determination of which benefit(s) an employee is to receive will be made by the Company in its sole discretion.

                 A. Cash Severance Payment. An employee who the Company determines to be entitled to this benefit will receive an amount to be determined by the Company in lieu of advance notice of termination ("Severance Pay").

                 B. Cash Separation Payment. An employee who the Company determines to be entitled to this benefit will, subject to execution of the Release described below, receive an amount to be determined by the Company pursuant to a letter from the


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         Company to the Employee ("Separation Pay").

         Eligible employees will be entitled to receive the above-referenced cash Separation Pay only after executing, and not revoking, a Release and covenant not to sue on the form attached to the Plan (the "Release").

         An eligible employee must terminate employment on the date specified by the Company. The employee will have 45 days from termination of employment within which to execute the Release and to receive the cash separation payment. If the employee executes the Release within the 45-day period, the employee will have an additional 7 days from the date the Release is executed to revoke the Release. If the employee does not revoke the Release during the 7-day revocation period, the employee will receive the cash separation payment as soon as administratively feasible thereafter.

         The executed Release must be submitted to the Senior Vice President of Human Resources, Summit Family Restaurants Inc., 440 Lawndale Drive, Salt Lake City, Utah 84115, before the end of the 45-day period following termination of employment. To revoke a Release, an employee must submit a written letter of revocation to the Human Resources Senior Vice President, Summit Family Restaurants Inc., 440 Lawndale Drive, Salt Lake City, Utah 84115, before the end of the 7-day period following execution of the Release. If the executed Release or letter of revocation is mailed, it must be postmarked no later than the last day of the 45-day period following termination of employment (in the case of the Release) or the 7-day period following execution of the Release (in the case of the letter of revocation). Employees are advised to consult with their personal attorneys before executing the Release.

         The foregoing time limits may be reduced by the Company in its sole discretion, as allowed by applicable law as to any employee or group of employees.

         Employees who do not execute a Release, or who revoke a Release, are eligible, at the Company's discretion, to receive only Severance Pay in lieu of notice described above in paragraph 5 A.

                 C. Health Benefits. During the time an employee receives Severance Pay under this Plan, such employee will continue to receive the health benefits the employee received prior to receipt of the Severance Pay, and the appropriate deductions will be made from the Severance Pay for the employee's portion of the premium payments.

         An employee's medical coverage under the Company's Medical Plan shall terminate upon the last day of the month in which the employee receives Severance Pay, with


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         conversion privileges, in accordance with COBRA, as applicable, without
         Company subsidization of the COBRA monthly premium.

         Health coverage during payment of Separation Pay is only available through COBRA, without any subsidization by the Company.

                 D. Additional Payments. An employee who the Company determines to be entitled to additional severance compensation will be eligible to receive such additional cash severance compensation as the Company, in the Company's sole discretion, decides is appropriate. An employee who does not execute a Release, or who revokes a Release, shall not be eligible for additional payments.

         6.      ADMINISTRATION. For purposes of the Plan, the Company's
Senior Vice President of Human Resources is the "Administrator." The Administrator shall have the full power and authority as the Plan's Named Fiduciary to manage and control the operation and administration of the Plan, to correct deficiencies therein, and to supply omissions. The Administrator's powers shall include, but shall not be limited to, the discretionary power:

                 A. to determine an employee's eligibility for benefits pursuant to the Plan; to determine the amounts and time of payment of Plan benefits; to take any actions necessary to assure timely payments of benefits to any employee eligible to receive benefits pursuant to the Plan; and to assure a full and fair review for any employee who is denied a claim to any benefit pursuant to the Plan;

                 B. to interpret the Plan and to decide any and all matters arising hereunder, including the right to remedy possible ambiguities;

                 C. to maintain Plan records, to communicate with employees, and to submit required reports to appropriate regulatory authorities;

                 D. to employ other persons (i) to render advice with respect to any responsibility or authority pursuant to the Plan being carried out by the Company or the Administrator and (ii) to assist in the administration of the Plan; and

                 E. to exercise any discretion and to take other action necessary or appropriate to the effective administration of the Plan.

         The Administrator shall have full and exclusive discretionary power and authority to make factual determinations, to interpret the Plan, to make benefit and eligibility determinations, and to determine all questions arising in the administration, interpretation, and application of the Plan.

         All decisions, actions and interpretations of the Administrator in the administration of


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the Plan shall be final, binding and conclusive upon all parties. The
Administrator and any employee appointed by the Administrator to administer the Plan shall be indemnified by the Company against personal liability for actions taken in good faith in the discharge of their duties under the Plan. Indemnification rights granted hereunder are in addition to, and not in lieu of, any rights to indemnification to which the individual may be entitled pursuant to law or the by-laws of the Company.

         The Administrator may designate other persons to carry out such of the Administrator's responsibilities hereunder for the operation and administration of the Plan as the Administrator deems advisable, and may delegate to the persons so designated such of his powers as the Administrator deems necessary to carry out such responsibilities. Such designation and delegation shall be subject to such terms and conditions as the Administrator deems proper. Any action or determination made or taken in carrying out responsibilities hereunder by persons so designated by the Administrator shall have the same force and effect for all purposes as if such action or determination had been made or taken by the Administrator.

         7.      CLAIMS PROCEDURE.

                 A. Application. An employee who is determined by the Administrator not to be entitled to benefits under the Plan may file with the Administrator a signed, written application for benefits specifically identifying the benefits claimed and describing all facts and circumstances entitling the employee to benefits under the Plan.

                 B. Decision. Within ninety (90) days after receipt of a claim for benefits, the Administrator shall notify the employee of the Administrator's decision. If the claim is denied, in whole or in part, the Administrator's notice of denial shall be in writing and shall state:

                          (i) the specific reasons for denial of the claim with specific references to pertinent Plan provisions on which the denial was based;

                          (ii) a description of any additional materials or information necessary for the employee to perfect the claim and an explanation of why the materials or information are necessary; and

                          (iii) an explanation of the Plan's claim review procedure.

                 C. Appeal. In the event a claim for benefits is denied, or if an employee receives no response to a claim within ninety (90) days of its submission (in which case the claim for benefits shall be deemed to have been denied), the employee or the employee's duly authorized representative, at the employee's sole expense, may request reconsideration of the denial by the Administrator, by filing a written request for reconsideration with the Administrator within sixty (60) days of the receipt of the


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         written notice of denial or sixty (60) days from the date the claim is deemed to be denied. In pursuing such request, the employee or the employee's duly authorized representative may:

                          (i)      review pertinent documents; and

                          (ii) submit issues and comments in writing to the Administrator.

                 D. Reconsideration. The Administrator shall afford any employee requesting reconsideration a full and fair review of the decision denying the employee's claim. The Administrator has the sole discretion to determine whether to hold a hearing to review any or all issues raised by the employee. The Administrator shall issue a written decision to the employee within sixty (60) days after receipt of the request for reconsideration (unless special circumstances require an extension of time, in which case a decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after the request for review). The Administrator's decision shall give specific reasons for the decision, written in a manner calculated to be understood by the employee and shall include specific references to the pertinent Plan provisions upon which the decision is based. If the decision on reconsideration is not furnished within the time specified above, the claim shall be deemed denied on reconsideration.

         8. AMENDMENT AND TERMINATION. The Company retains the right, at any time and from time to time, to amend or terminate the Plan for any reason, and without either the consent of or a prior notification to any employee. Furthermore, the Plan shall automatically terminate when all employees who were notified of their involuntary termination of employment on or prior to December 31, 1995, have received all of the benefits to which they are entitled under the Plan.

         The Plan has been adopted by the Company to better reflect changing operations and management requirements. Because the Company's particular business needs may change from time to time, it is not possible to predict how or when circumstances might arise that will result in changes in or the elimination of the Plan. The Company retains complete and full discretion to modify, amend or cancel the Plan at any time and for any reason.

         Only the President of the Company or the Administrator of the Plan can make decisions to modify, amend or cancel the Plan and such decisions must be in writing. Other employees are not likely to know about proposals for changes or the likely outcome of consideration of such proposals. In any event, no Company manager or employee is authorized to discuss, give opinions, predict or otherwise comment on possible future announcements relating to changes in, or the elimination of, the Plan or the adoption of new separation benefit plans. All Company employees are cautioned that they may not rely on such discussion, opinion, prediction or other managerial or employee comment or speculation.


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         The Company, in its discretion, may adopt new or modified separation benefit plans or may withdraw or change existing plans or programs in ways that, depending on one's individual circumstances, might be more or less advantageous than the current Plan. If in the Company's view business conditions require, the Company may subsequently implement other separation programs with such provisions as the Company in its sole discretion deems appropriate.

         9.      MISCELLANEOUS.

                 A. Effect on Employment. The Plan shall not confer upon a person any right to be employed by, or to be continued in the employment of, the Company.

                 B. Alienation and Assignment. No benefit under the Plan may be assigned or alienated, voluntarily or involuntarily.

                 C. Facility of Payment. If the Administrator deems any person incapable of receiving benefits to which the person is entitled by reason of minority, illness, infirmity, or other incapacity, the Administrator may direct that payment be made directly for the benefit of such person or to any person selected by the Administrator to disburse it, whose receipt shall be complete acquittance therefor. To the extent thereof, such payment shall discharge all liability of the Plan.

                 D. Lost Employees. If the Administrator is unable to locate an employee to whom payment is due after making reasonable efforts to locate the employee, any benefit payable under the Plan shall be deemed forfeited. However, if an employee is declared dead under applicable state law as of a date within the period the employee otherwise would be receiving payments under Paragraph 5.A. above, any payments not made to the deceased employee shall be made in accordance with Paragraph 9.E., below.

                 E. Death. If an employee dies while entitled to receive payments under Paragraph 5.A. above, any remaining payments shall be made to the employee's spouse as of the date of the employee's death or, if none, to the employee's estate. The payments will be made at the same time that they would have been made if the employee had survived (or, if later, as soon as administratively feasible after the Company receives all documents and determinations necessary to make payments in respect of the deceased employee).

                 F. Source of Payments. All benefits under the Plan shall be paid exclusively by the Company out of its general assets, and the Company shall have no obligation to fund the Plan.

                 G. Severability. If any provisions of the Plan shall be held invalid or


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         unenforceable, such invalidity or unenforceability shall not affect any other provision, and the Plan shall be construed and enforced as if the provision had not been included.

                 H. Headings and Captions. The headings and captions in this document are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be used in the construction of the Plan.

                 I. Gender and Number. Except where otherwise clearly indicated by context, the neuter shall include the masculine and the feminine, the singular shall include the plural, and vice-versa.

                 J. Withholding. All benefits under the Plan shall be paid subject to applicable withholding requirements.

         10.     TECHNICAL DETAILS.

                 A.       Information about the Plan Sponsor and Plan
                          Administrator.

                          (i)      The Plan Sponsor is Summit Family Restaurants
                 Inc.

                          (ii) The Plan Sponsor's address is 440 Lawndale Drive Salt Lake City, Utah 84115.

                          (iii)    The Plan Sponsor's telephone number is
                 (801) 463-5500.

                          (iv) The Employer Identification Number assigned by the Internal Revenue Service to the Plan Sponsor is 87-0264039.

                          (v) The Administrator of the Plan is the Company's Senior Vice President of Human Resources.

                          (vi) The Administrator's telephone number is (801) 463-5500 and address is 440 Lawndale Drive, Salt Lake City, Utah 84115.

         All inquiries and requests for information, for document examination, and for copies of documents should be directed to the Senior Vice President of Human Resources, Summit Family Restaurants Inc., 440 Lawndale Drive, Salt Lake City, Utah 84115. All personal data about an employee that might have a bearing on an employee's right to participate under the Plan, or on an employee's benefits, should also be directed to the Company's Senior Vice President of Human Resources at the above address. The Administrator is the agent for the service of legal process; legal process also may be served on the Plan Sponsor.


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                 B.       Identification of the Plan.

                          (i) The Name of the Plan is the "Summit Family Restaurants Inc. Separation Compensation Plan."

                          (ii)     The Plan Number assigned by the Sponsor is
                 550.

                          (iii) The Plan is a welfare benefit plan providing separation pay benefits.

                          (iv) The last day of the Plan's fiscal year is December 31.

         11.     STATEMENT OF ERISA RIGHTS. The following "Statement of
ERISA Rights" is provided pursuant to Section 2520.102- 2(t), Title 29, Code of Federal Regulations. It does not describe the Plan. The "Statement" should not be construed as (a) legal advice or (b) material for which any party related to the plan is responsible. The "Statement" is the product of the U.S.
Department of Labor.

         As a participant in the Plan you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 ("ERISA"). ERISA provides that all plan participants shall be entitled to:

                 (1) Examine, without charge, at the Administrator's office or at other specified locations, all Plan documents, including insurance contracts, collective bargaining agreements (where applicable), and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and Plan descriptions.

                 (2) Obtain copies of all Plan documents and other Plan information upon written request to the Administrator. The Administrator may make a reasonable charge for the copies.

                 (3) Receive a summary of the Plan's annual financial report. The Administrator is required by law to furnish each participant with a copy of this summary annual report.

         In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called "fiduciaries" of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a benefit under the Plan or exercising your rights under ERISA. If your claim for a benefit under the Plan is denied in whole or in part, you must receive a written


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explanation of the reason for the denial. You have the right to have the
Administrator review and reconsider your claim.

         Under ERISA, there are steps you can take to enforce the rights summarized above. For instance, if you request materials from the Administrator and do not receive them within 30 days, you may file suit in federal court. In such a case, the court may require the Administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Administrator. If you have a claim for benefits that is denied or ignored, in whole or in part, you may file suit in a state or federal court.

         If it should happen that Plan fiduciaries misuse the Plan's funds, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees if, for example, it finds your claim to be frivolous.

         If you have any questions about your Plan, you should contact your Administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest Area Office of the U.S. Labor-Management Services Administration, Department of Labor.

Notes: The Department of Labor has issued a number of administrative exemptions from certain reporting and disclosure requirements. Some of these exemptions may apply to the Plan from time to time. For example, many plans are exempted from preparing and filing annual reports and summary annual reports. To the extent that any of these exemptions apply to the Plan, the above "Statement of ERISA Rights" must be considered to be modified.

         ----------------------------------------------------------------


         The foregoing Separation Compensation Plan is executed this 25th day of September, 1995, by the undersigned officer of Summit Family Restaurants Inc, George H. Gehling, its Senior Vice President of Human Resources.


                                        /s/ George H. Gehling
                                        -----------------------------
                                        George H. Gehling
                                        Senior Vice President of Human Resources


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